UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 10, 2014

Twitter, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36164	20-8913779
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1355 Market Street, Suite 900

San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 222-9670

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 10, 2014, Twitter, Inc. (the “Company”), Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”), and the lenders from time to time party thereto (the “Lenders”) entered into a first amendment (“Amendment No. 1”) to that certain revolving credit agreement, dated October 22, 2013, among the Company, the Administrative Agent, and the Lenders (the “Credit Facility”). Amendment No. 1 amends the Company’s $1,000,000,000 unsecured revolving credit facility to, among other things, increase the amount of indebtedness that the Company may incur and increase the amount of restricted payments that the Company may make. Amendment No. 1 also provides that if the Company’s total leverage ratio exceeds 2.5:1.00 and if the amount outstanding under the Credit Facility exceeds $500.0 million, or 50% of the amount that may be borrowed under the Credit Facility, the Credit Facility will become secured by substantially all of the Company’s and certain of its subsidiaries’ assets, subject to limited exceptions.

The description of Amendment No. 1 contained herein is qualified in its entirety by reference to Amendment No. 1 attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1, dated September 10, 2014, to the Revolving Credit Agreement, dated October 22, 2013, among Twitter, Inc., Morgan Stanley Senior Funding, Inc., as administrative agent, and the lenders from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TWITTER, INC.

September 10, 2014	By:	/s/ Vijaya Gadde
Vijaya Gadde General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1, dated September 10, 2014, to the Revolving Credit Agreement, dated October 22, 2013, among Twitter, Inc., Morgan Stanley Senior Funding, Inc., as administrative agent, and the lenders from time to time party thereto.